Exhibit 23.7

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 1 2017, relating to the 2016 consolidated financial statements (before retrospective adjustments to the consolidated financial statements and financial statement disclosures) of Willis Towers Watson Public Limited Company and subsidiaries (not incorporated by reference herein) (which report expresses an unqualified opinion and includes an explanatory paragraph outlining that Deloitte LLP were not engaged to audit, review, or apply any procedures to the adjustments to retrospectively apply the changes in accounting discussed in Note 2, the adjustment to the disclosures for changes in the composition of reportable segments discussed in Note 5 and the change in presentation of the financial information for issuers and other guarantor subsidiaries discussed in Note 22 to the consolidated financial statements and, accordingly, did not express an opinion or any other form of assurance about whether such retrospective adjustments are appropriate and have been properly applied), appearing in the Annual Report on Form 10-K of Willis Towers Watson Public Limited Company for the year ended December 31, 2018, and to the reference to us under the heading “Experts” in the Prospectus, which is a part of this Registration Statement.

/s/ Deloitte LLP

London, United Kingdom

March 11, 2019